Exhibit 99.1

Axovant Announces Amendment to Credit Facility with Hercules Capital

•	New loan amendment reduces loan obligation by 50% without penalty, eliminates minimum cash covenant, and extends interest-only period for 9 months

•	Debt service burden reduced by approximately $2.0 million per month during interest-only period

NEW YORK, NY and BASEL, Switzerland, December 3, 2019 (GLOBE NEWSWIRE) - Axovant Gene Therapies Ltd. (NASDAQ: AXGT), a clinical-stage company developing innovative gene therapies, today announced the completion of an amendment to its loan and security agreement with Hercules Capital, Inc. (“Hercules”). The amendment provides for a 9-month interest-only period commencing December 2019, as well as the elimination of the covenant to maintain a minimum cash balance. Prior to the amendment, the minimum cash covenant amount was $30.0 million. Axovant prepaid 50%, or approximately $15.7 million, of outstanding principal due without penalty. No new securities or derivatives in Axovant Gene Therapies Ltd. are being issued as part of this loan amendment with Hercules.

“We are very pleased with the new facility and greatly appreciate the support of Hercules as we continue to strengthen our financial position. The amendment lowers our monthly spend by approximately $2.0 million per month and additionally frees up $15.7 million in cash, formerly subject to the covenant, to support the development of our three clinical programs,” said David Nassif, Chief Financial Officer of Axovant.

About Axovant

Axovant Gene Therapies, part of the Roivant family of companies, is a clinical-stage company focused on developing a pipeline of innovative gene therapy product candidates for debilitating neurological diseases. The company's current pipeline of investigational gene therapy candidates targets GM1 gangliosidosis, GM2 gangliosidosis (including Tay-Sachs disease and Sandhoff disease), and Parkinson’s disease. Axovant is focused on accelerating product candidates into and through clinical trials with a team of experts in gene therapy development and through external partnerships with leading gene therapy organizations. For more information, please visit www.axovant.com.

About Roivant

Roivant Sciences aims to improve health by rapidly delivering innovative medicines and technologies to patients. It does this by building Vants – nimble, entrepreneurial biotech and healthcare technology companies with a unique approach to sourcing talent, aligning incentives, and deploying technology to drive greater efficiency in R&D and commercialization. For more information, please visit www.roivant.com.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as "may," "might," "will," "would," "should," "expect," "believe," "estimate," and other similar expressions are intended to identify forward-looking statements. For example, all statements Axovant makes regarding the initiation, timing, progress, costs and reporting of results of its pipeline programs, as well as statements regarding anticipated cost savings, capital allocation, and debt reduction associated with the amendment to the Hercules loan and security agreement, are forward-looking. All forward-looking statements are based on estimates and assumptions by Axovant’s management that, although Axovant believes to be reasonable, are inherently uncertain. Actual financial and clinical results and other situations of the future may differ materially from those presented in this press release due to various known and unknown factors. For more information with respect to the risks and uncertainties related to any forward-looking statements, please refer to Axovant’s filings with the Securities and Exchange Commission (SEC), including its most recent Quarterly Report on Form 10-Q filed with the SEC on November 8, 2019, as updated by its subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made.  Axovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Media and Investors

Parag Meswani
Axovant Gene Therapies
(212) 547-2523
investors@axovant.com
media@axovant.com

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